COMPUTATION OF (LOSS) EARNINGS PER SHARE


                                                        Three Months Ended              Six Months Ended
                                                    December 31,   December 31,    December 31,   December 31,
                                                        1996           1997            1996           1997
                                                    ------------   ------------    ------------   ------------
Weighted average of common shares outstanding
  during the period (adjusted to reflect
  two-for-one stock split)                            6,646,608      6,908,362       6,529,522      6,877,527
Net (loss) earnings                                 $(3,884,280)   $(5,128,237)    $(6,694,817)   $(8,038,318)
Dividends and accretion on Series A, B, C and
  D Redeemable Convertible Preferred Stock              328,761        913,376         551,785      1,718,458

Net (loss) earnings as adjusted                      (4,213,041)    (6,041,613)     (7,246,602)    (9,756,776)
Net (loss) earnings per common share                     $(0.63)        $(0.87)         $(1.11)        $(1.42)

All outstanding options and warrants as of December 31, 1997 and 1996 have been excluded as they are anti-dilutive. Diluted earnings per share was not calculated as the options, warrants and Redeemable Convertible Preferred Stock are anti-dilutive.